Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated September 11, 2025, which includes an explanatory paragraph relating to QDRO Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of QDRO Acquisition Corp. as of August 12, 2025 and for the period from July 28, 2025 (inception) through August 12, 2025 which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 26, 2025